Exhibit 10.46

September 24, 2008
Paul Gregrey
38 West 26th Street, Apt 5B
New York, NY 10010
Dear Paul:
This letter confirms our agreement (“Agreement”) regarding your employment at Westwood One, Inc. and/or its Related Entities (“Westwood” or the “Company”). Capitalized terms used but not defined herein shall have the meaning set forth in your employment agreement with Westwood One, Inc., effective May 1, 2003, as amended (“Employment Agreement”).
1. Your employment with Westwood and the Employment Agreement terminated effective September 19, 2008. In connection with the foregoing and contingent upon your execution of and full compliance with the terms of this Agreement, Westwood shall pay you $170,100 in two installments as follows: (i) $145,100 by no later than October 3, 2008 and (ii) $25,000 by no later than March 31, 2009. Any payments provided to you herein shall be reduced by appropriate deductions for federal, state, local taxes and all other appropriate deductions and shall be paid in accordance with Westwood’s normal payroll policies and policies and practices regarding the payment of commissions. You acknowledge that you have been paid all compensation, in cash or otherwise, due to you from Westwood, and except as set forth above, you shall not receive any other compensation in cash, salary, commission, draw or bonus, for accrued and unused vacation, or otherwise. Your right to receive, and the Company’s obligation to pay, the payments contained in this Section 1 shall not arise until the Effective Date of this Agreement and shall further depend upon your compliance with this Agreement and your returning all of the Company’s property as described in Section 7(a) herein.
2. In exchange and as consideration for the representations, warranties, covenants and release contained herein, you shall receive the consideration set forth in Section 1.
3. In consideration of the consideration described in Section 1 and for other good and valuable consideration, you on your own behalf and on behalf of your heirs, executors, administrators, attorneys, agents, successors and assigns hereby voluntarily, knowingly and irrevocably release and forever discharge, Westwood and its present, former and future subsidiaries, divisions, related entities, parents, successors, assigns, officers, agents, representatives, attorneys, fiduciaries, administrators, directors, stockholders, partners and employees (collectively, the “Westwood Released Parties”) from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future regarding any matter arising on or before the date of execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from Westwood (including without limitation any claim for earned and unused vacation days), any contract (including without limitation your Employment Agreement), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys’ fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, religion, national origin, or disability, or other claims, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. 1981; the Employee Retirement Income Security Act; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1991; the National Labor Relations Act; the Sarbanes-Oxley Act of 2002; all amendments to the foregoing and any other federal, state or local law, ordinance or regulation, as well as common law and any claim of a violation of public policy.

Paul Gregrey
September 24, 2008

4. In consideration of the consideration described in Section 1 above and for other good and valuable consideration, you also hereby specifically waive any and all rights or claims that you have, or may hereafter have, to reinstatement or reemployment with Westwood. Any reemployment shall be at the sole and absolute discretion of Westwood.
5. (a) You specifically and expressly hereby waive California Civil Code Section 1542.  By your signature hereto you certify that you have read the following provision of California Civil Code Section 1542:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
(b) You further certify that you understand and acknowledge that the significance and consequence of this waiver of California Civil Code Section 1542 is that even if you should eventually suffer additional damages arising out of the facts referred to herein, you will not be able to make any claim for those damages.  Furthermore, you acknowledge that you intend these consequences even as to claims for damages that may exist as of the date of this release but which you do not know exist, and which, if known, would materially affect your decision to execute this release, regardless of whether your lack of knowledge is the result of ignorance, oversight, error, negligence, or any other cause.
6. Pursuant to and as a part of your complete, total release and discharge of Westwood and the Westwood Released Parties, you agree, not to sue or file a charge, complaint, grievance or demand for arbitration in any forum except to enforce this Agreement or assist or otherwise participate, except as may be required by law, in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Westwood and the Westwood Released Parties and that occurred on or before your execution of this Agreement. You represent that you have not filed or initiated any such proceedings against Westwood and the Westwood Released Parties.
7. (a) You agree that while employed by Westwood you have had access to confidential and proprietary information, including, without limitation, customer lists, financial data and trade secret information. You agree that any such confidential information you acquired while an employee of Westwood shall not be disclosed to any other person or used in a manner detrimental to Westwood’s interests. In addition, you shall return to Westwood all Westwood property and tangible confidential information in your possession including, but not limited to, keys, computers, pagers, files, agreements, documents, telephones, fax machines and credentials. You agree to cooperate with Westwood in any investigation Westwood undertakes or litigation Westwood is involved in relating to matters that occurred during your employment with Westwood.

Paul Gregrey
September 24, 2008

(b) For good and valuable consideration provided herein only, you hereby ratify and reaffirm the restrictions set forth in Paragraphs 8 and 9 of your Employment Agreement and that such shall remain in full force and effect, including, without limitation, that the restrictions contained in Paragraphs 8(c), provided, however, that the parties agree that the Restricted Period shall continue until and terminate on March 31, 2009. By your signature hereto you acknowledge that you have reviewed such paragraphs in connection with your review of this Agreement and understand the restrictions contained therein.
(c) You acknowledge that Westwood has established a valuable and extensive trade in the services it provides, which has been developed at considerable expense to Westwood. You agree that, by virtue of the special knowledge that you have received from Westwood, and the relationship of trust and confidence between you and Westwood, you have certain information and knowledge of the operations of Westwood that are confidential and proprietary in nature, including, without limitation, information about its Corporate Affiliates and Sponsors. You agree that you will not make use of or disclose at any time, without the prior written consent of Westwood, Confidential Information relating to Westwood and any of its Related Entities (including, without limitation, its Sponsor lists, its Corporate Affiliates, its technical systems, its contracts, its methods of operation, its business plans and opportunities, its strategic plans and its trade secrets), and further, that you will return to Westwood all written materials in your possession embodying such Confidential Information.
(d) You agree that the limitations set forth herein on your rights are reasonable and necessary for the protection of Westwood. In this regard, you specifically agree that the limitations as to period of time and geographic area, as well as all other restrictions on your activities specified herein, are reasonable and necessary for the protection of Westwood. The parties hereto agree that the remedy at law for any breach of your obligations under this Section of this Agreement would be inadequate and that Westwood shall be entitled to injunctive or other equitable relief (without bond or undertaking) in any proceeding which may be brought to enforce any provisions of this Section.
8. You understand and agree that neither you nor anyone acting on your behalf will publish, publicize, disseminate, communicate or cause to be published, publicized, disseminated or communicated, to any entity or person whatsoever, directly or indirectly, information concerning your employment with Westwood, the existence of this Agreement or the terms described herein except to your attorneys, accountants, tax advisors or immediate family, which for purposes hereof shall include your spouse, parents, children, siblings, grandparents, grandchildren, mother-in-law and father-in-law. You agree not to make any statement or take any actions which in any way disparage or which could harm the reputation and/or goodwill of Westwood, or in any way, directly or indirectly, cause or encourage the making of such statements or the taking of such actions by anyone else. Nothing in this paragraph shall prohibit you from responding truthfully to a lawfully issued subpoena, court order, or other lawful request by any regulatory agency or government authority.

Paul Gregrey
September 24, 2008

9. You further acknowledge and agree that in the event you ever challenge the enforceability of this agreement or breach this Agreement, Westwood will seek offset of any payments made to you herein or benefits provided to you to the extent permitted by law and Westwood will not be required to make any further payments to you or to provide you with any other benefits referred to herein.
10. The terms of this Agreement, including all facts, circumstances, statements and documents relating thereto, shall not be admissible or submitted as evidence in any litigation in any forum except as required by law for any purpose other than to secure enforcement of the terms and conditions of this Agreement.
11. The validity and construction of this Agreement shall be governed by the laws of the State of New York, excluding the conflict of law principles thereof.
12. The parties agree that any dispute, controversy or claim arising out of this Agreement, except for any injunctive or equitable relief, shall be finally settled by arbitration in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement and judgment upon the award may be entered in any court having jurisdiction thereof.
13. Except as otherwise set forth herein and covenants you agreed that survive the termination of your employment, this Agreement sets forth the terms and conditions of your separation of employment with Westwood, and supersedes any and all prior oral and written agreements between you and Westwood, including your Employment Agreement. This Agreement may not be altered, amended or modified except by a further writing signed by you and Westwood.
14. This Agreement may be executed in counterparts, including via facsimile copy, each of which shall constitute an original, but all of which together shall constitute one agreement.
15. The failure of any party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of the Agreement.
16. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon the parties.

Paul Gregrey
September 24, 2008

17. You acknowledge that you have been offered at least 45 days from the date you received this Agreement within which to consider its terms; that you have been advised to consult with an attorney regarding the terms of this Agreement and that you have done so to the extent you desired. You further acknowledge that your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily with a full understanding of its terms, including the complete general release of all claims against Westwood and the Westwood Released Parties. The terms of this Agreement shall not become effective or enforceable until seven (7) days following the date of its execution by both parties (the “Effective Date”), during which time you may revoke the Agreement by notifying Westwood in writing, by registered mail delivered to the attention of the undersigned at 40 West 57th Street, 5th Floor, New York, NY 10019. You acknowledge that you have been given ample opportunity to review this Agreement and have read it in its entirety.

Very truly yours,

WESTWOOD ONE, INC.

Date:	9/25/08	By:	/s/ David Hillman

Name: David Hillman
Title: CAO & GC
By signing this Agreement below, you agree to and accept the provisions contained herein. You certify and acknowledge that you (i) have been advised to consult with an attorney about this Agreement prior to executing same, (ii) have read the Agreement, (iii) understand its contents, (iv) are voluntarily entering into this Agreement free from coercion or duress and (v) agree to be bound by its terms.

Date:	9/24/08	/s/ Paul Gregrey

Paul Gregrey